Exhibit 99.2

CONSENT OF AMBASSADOR FINANCIAL GROUP, INC.

Board of Directors

Peoples Bankshares, Inc.

200 First Street

Mullens, WV 25882

Members of the Board:

We hereby consent to the inclusion of our opinion letter dated July 23, 2018 to the Board of Directors of Peoples Bankshares, Inc. (“Peoples Bankshares”) as Appendix B to the prospectus and proxy statement of Summit Financial Group, Inc. (“Summit Financial”) relating to the proposed merger of Peoples Bankshares, Inc. with and into Summit Financial, which prospectus and proxy statement is part of this Registration Statement on Form S-4 of Summit Financial (the “Registration Statement”), and to the references to us and such opinion therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Ambassador Financial Group, Inc.
August 28, 2018